UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 8, 2016

VII Peaks Co-Optivist Income BDC II, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-54615	45-2918121
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

4 Orinda Way, Suite 125-A Orinda, California	94563
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (855) 889-1778

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On March 8, 2016, VII Peaks Co-Optivist Income BDC II, Inc. (the “Registrant”) entered into a Dealer Manager Agreement with Arete Wealth Management, LLC (“Arete”) to act as dealer manager in the Registrant’s continuous public shelf offering of common stock (the “Offering”). Arete Wealth Management is a rapidly growing wealth management firm, founded in 2007, with the mission to provide highly personalized service to accredited investors. With approximately $3B in assets under management, over 40,000 clients and 21 branch offices nationwide, Arete is both a Registered Investment Advisor and a broker dealer.

Arete’s services shall include soliciting and causing other broker dealers who sign selected dealer agreements with Arete to market the Registrant’s shares in the Offering. Under the Dealer Manager Agreement, the Registrant is responsible for paying all fees and expenses associated with the offering, including bona fide due diligence expenses incurred by the Arete. The Registrant will be obligated to pay Arete a commission of 7% and a dealer manager fee of 3% of the gross proceeds from the sale of shares in the Offering, less whatever amounts are realloted to selected dealers which sign selected dealer agreements with Arete. The terms of the Registrant’s Dealer Manager Agreement are substantially the same as the Registrant’s prior agreement with Axiom Capital Management, LLC, which previously served as dealer manager in the Offering. All of the selected dealer agreements previously signed with Axiom have been assigned to Arete.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(h)(1)*	Form of Dealer Manager Agreement
(h)(2)*	Form of Selected Dealer Agreement (Included as Exhibit A to the Form of Dealer Manager Agreement)

*Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VII Peaks Co-Optivist Income BDC II, Inc.

March 25, 2016
	By:	/s/ Gurpreet S. Chandhoke
Gurpreet S. Chandhoke
Chairman of the Board of Directors, Chief Executive Officer and President